EXHIBIT 21


                              LIST OF SUBSIDIARIES



As of March 31, 1996
         Eltrax Acquisition Corporation (subsequently merged into Nordata, Inc.)

As of May 17, 1996

         Nordata, Inc.

         Rudata, Inc.